Exhibit 5.1

Chaince Digital Holdings Inc.	D +852 3656 6054
E nathan.powell@ogier.com
D +852 3656 6023
E janice.chu@ogier.com

Reference: JTC/SWL/519439.000001

11 August 2026

Dear Sirs

Chaince Digital Holdings Inc. (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the filings of the Company’s Current Report on Form 8-K dated 11 August 2026 (the Form 8-K) and the Company’s prospectus supplement dated 8 August 2026, including all amendments or supplements thereto (the Prospectus Supplement), forming part of the registration statement on Form F-3 (File No. 333-287428) (including its exhibits, the Registration Statement) which was declared effective on 27 June 2025, with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act).

The Form 8-K and the Prospectus Supplement relate to the Company’s issuance and sale of up to 30,560,000 Ordinary Shares (as defined below) (the Offer Shares) at an offering price of US$0.53 per share pursuant to the Securities Purchase Agreement dated 8 August 2026 entered into by and between the Company and the purchasers as named therein (the Agreement).

This opinion letter is given in accordance with the terms of the Legal Matters section of the Prospectus Supplement and we are furnishing this opinion as Exhibit 5.1 to the Form 8-K.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined in below). The headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents: (the Documents):

(a)	a copy of the certificate of incorporation of the Company dated 13 July 2011 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(b)	a copy of the certificate of incorporation on change of name of the Company dated 28 December 2016 issued by the Registrar;

(c)	a copy of the certificate of incorporation on change of name of the Company dated 4 May 2020 issued by the Registrar;

(d)	a copy of the certificate of incorporation on change of name of the Company dated 30 October 2025 issued by the Registrar;

(e)	a copy of the fifth amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 2 October 2023 (the Memorandum and Articles);

(f)	a copy of a certificate of good standing dated 26 May 2026 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(g)	a copy of the register of directors and officers of the Company as provided to us on 11 August 2026 (the ROD);

(h)	the shareholder list of the Company provided to us on 10 August 2026 showing the total issued shares of the Company as at 28 July 2026 (the ROM, and together with the ROD, the Registers);

(i)	a copy of a certificate from a director of the Company dated the date of this opinion as to certain matters of facts (the Director’s Certificate); and

(j)	a copy of the written resolutions of the directors of the Company dated 7 August 2026 approving among others, the Company’s filings of the Form 8-K and the Prospectus Supplement, entering into the Agreement, and issuance of the Offer Shares (the Board Resolutions);

(k)	a copy of the Agreement;

(l)	the Form 8-K;

(m)	the Prospectus Supplement; and

(n)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Registration Statement, the Prospectus Supplement and the Form 8-K are true and correct copies and the Registration Statement, the Prospectus Supplement and the Form 8-K conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement, the Prospectus Supplement and the Form 8-K have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	the Board Resolutions remain in full force and effect, have not been, and will not be rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transactions set out in the Agreement and the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Agreement and the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(h)	the issuance and sale of the Offer Shares by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Memorandum and Articles nor any applicable law, regulation, order or decree in the Cayman Islands;

(i)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Ordinary Shares and none of the Ordinary Shares have been offered or issued to residents of the Cayman Islands;

(j)	upon the issue of the Offer Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(k)	the Company is, and after the allotment and issuance of the Offer Shares, will be able to pay its liabilities as they fall due; and

(l)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar under the laws of the Cayman Islands.

Authorised Share capital

(b)	The authorised share capital of the Company is US$4,000,000 divided into 1,000,000,000 ordinary shares of a par value of US$0.004 each (the Ordinary Shares).

Corporate Power

(c)	The Company has all requisite power and authority under the Memorandum and Articles to enter into, execute and perform its obligations under the Agreement to which it is a party.

Corporate Authorisation

(d)	The Company has taken all requisite corporate action to authorise the issuance and sale of the Offer Shares under the Agreement.

Valid Issuance of Offer Shares

(e)	The Offer Shares have been duly authorised by the board of directors of the Company for issue and when:

(i)	all provisions of the Memorandum and Articles, the Agreement and the Board Resolution have been satisfied;

(ii)	full payment of consideration as specified in the Agreement (being not be less than the aggregate par value of the Offer Share) has been received by the Company; and

(iii)	such issuance of Offer Shares have been duly registered in the Company’s register of members as fully paid shares,

the Offer Shares will be validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Documents (or as to how the commercial terms of such Documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

6.1	We hereby consent to the filing of this opinion as exhibit 5.1 to the Form 8-K to be filed by the Company in connection with issuance and sale of the Offer Shares in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm therein and to the reference to our firm under the heading “Legal Matters” of the Prospectus Supplement. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Form 8-K and the Prospectus Supplement, including this opinion as an exhibit or otherwise.

6.2	This opinion may be used only in connection with the offer and sale of the Offer Shares and while the Registration Statement and the Prospectus Supplement are effective.

Yours faithfully

Ogier